CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 regarding the 2015 Stock Option Plan of Scandium International Mining Corp., of our report dated February 27, 2019 relating to the consolidated balance sheets of Scandium International Mining Corp. as of December 31, 2018 and 2017, and the related consolidated statements of loss and comprehensive loss, cash flows, changes in equity for the years ended December 31, 2018 and 2017, which appear in Scandium’s registration statement on Form 10-K filed on March 5, 2019.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

Date: March 27, 2019